SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

Extended Stay America, Inc.

(Name of Registrant as Specified in Its Charter)

Tarsadia Capital, LLC

Ravi Bellur

Michael Ching

Vikram Patel

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

On May 7, 2021, Tarsadia Capital, LLC ("Tarsadia") issued a press release (the “Press Release”) announcing that it had filed a definitive merger proxy statement outlining its strong opposition to the proposed merger acquisition (the "Merger") of Extended Stay America, Inc. (the “Company”) and encouraging stockholders to vote against the Merger. A copy of the Press Release is filed herewith as Exhibit 1. The Press Release links to a public letter from Tarsadia to the Company's stockholders, filed herewith as Exhibit 2.

The Press Release and the letter to stockholders were also posted to Tarsadia's campaign website, www.ABetterFutureForStay.com (the "Website"). Copies of other materials posted to the Website are filed herewith as Exhibit 3. The Website links to certain news articles, which are reproduced herein as Exhibit 4. Tarsadia has neither sought nor obtained the consent from any third party to use any statements or information contained herein that have been obtained or derived from statements made or published by such third parties. Any such statements or information should not be viewed as indicating the support of such third parties for the views expressed herein.

Exhibit 1

Tarsadia Capital Files Definitive Proxy Statement to Solicit Votes in Opposition to Sale of Extended Stay America to Blackstone and Starwood

Sends Letter to STAY Shareholders Detailing Compelling Reasons to Vote Against Sale

Believes Sale Would Come at the Wrong Time and Wrong Price

In Tarsadia’s View, Sales Process Was Flawed and Paired Entities’ Boards Failed to Pursue Alternatives

Highlights That Two Sitting ESH Directors Voted Against the Deal

Believes Company Has Significant Opportunities to Create Value – Especially with an Improved Board – Which is Why Tarsadia Nominated Three Independent, World-Class Candidates for Election as Directors

Vote on the GOLD Card TODAY to Protect Your Investment in STAY

NEW YORK – May 7, 2021 – Tarsadia Capital, LLC together with its affiliates, associates and funds it manages (“Tarsadia”), today sent a letter and proxy statement to shareholders of Extended Stay America, Inc. (NYSE: STAY) (“ESA” or the “Company”) and ESH Hospitality, Inc. (“ESH” and together with the Company, the “Paired Entities”) encouraging shareholders to reject the acquisition of STAY by Blackstone Real Estate Partners and Starwood Capital Group for $19.50 per paired share (the “Sale”). The Sale is subject to a vote of shareholders at the upcoming Special Meeting of Shareholders (“the Special Meeting”) scheduled to be held on June 8, 2021.

The full text of the letter is available at: www.ABetterFutureForStay.com/s/STAY-Shareholder-Letter-May-7-pdf.

The letter describes why Tarsadia intends to vote against the Sale and why it believes other shareholders should do the same:

➢	The timing of the Sale is wrong
➢	The price of the Sale is wrong
➢	The Sale process was inadequate
➢	Two members of ESH’s board of directors voted against the Sale
➢	Management has abruptly and without credibility or cause, become pessimistic
➢	There is a way for STAY to independently create significantly more value with an improved Board

Tarsadia Urges STAY Shareholders to Vote AGAINST the Sale

For more information, visit  www.ABetterFutureForStay.com.

About Tarsadia Capital

Tarsadia Capital, LLC is the New York-based investment management company of a family office. Tarsadia Capital has a flexible and long-duration investment mandate that focuses on equities and commodities globally. Our investment process employs deep fundamental research on secular inflections to identify and build conviction around asymmetric risk/reward opportunities that will play out over multi-year time horizons.

Disclaimer

Tarsadia Capital, LLC (“Tarsadia”), Ravi Bellur, Michael Ching and Vikram Patel (collectively, the “Participants”) have filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and accompanying form of proxy to be used in connection with the solicitation of proxies from the shareholders of the Company for the Special Meeting. All shareholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants, as they contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying GOLD proxy card will be furnished to some or all of the Company’s shareholders and will be, along with other relevant documents, available at no charge on Tarsadia’s campaign website at: www.ABetterFutureForStay.com and the SEC website at http://www.sec.gov/.

Information about the Participants and a description of their direct or indirect interests by security holdings is contained in the definitive proxy statement filed by the Participants with the SEC on May 7, 2021. This document is available free of charge on the SEC website.

This material does not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein in any state to any person. In addition, the discussions and opinions in this letter and the material contained herein are for general information only, and are not intended to provide investment advice. All statements contained in this letter that are not clearly historical in nature or that necessarily depend on future events are “forward-looking statements,” which are not guarantees of future performance or results, and the words “anticipate,” “believe,” “expect,” “potential,” “could,” “opportunity,” “estimate,” and similar expressions are generally intended to identify forward-looking statements.

The projected results and statements contained in this letter and the material contained herein that are not historical facts are based on current expectations, speak only as of the date of this letter and involve risks that may cause the actual results to be materially different. Certain information included in this material is based on data obtained from sources considered to be reliable. No representation is made with respect to the accuracy or completeness of such data, and any analyses provided to assist the recipient of this material in evaluating the matters described herein may be based on subjective assessments and assumptions and may use one among alternative methodologies that produce different results. Accordingly, any analyses should also not be viewed as factual and also should not be relied upon as an accurate prediction of future results.

All figures are unaudited estimates and subject to revision without notice. Tarsadia Capital disclaims any obligation to update the information herein and reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. Past performance is not indicative of future results. Tarsadia Capital has neither sought nor obtained the consent from any third party to use any statements or information contained herein that have been obtained or derived from statements made or published by such third parties. Except as otherwise expressly stated herein, any such statements or information should not be viewed as indicating the support of such third parties for the views expressed herein.

Exhibit 2

A Better Future for STAY

May 7, 2021

## Dear Fellow Extended Stay Shareholders,

Tarsadia Capital, LLC together with its affiliates, associates and funds it manages ("Tarsadia" or "we") is one of the largest shareholders of Extended Stay America, Inc. (NYSE: STAY) ("ESA" or the "Company") and ESH Hospitality, Inc. ("ESH" and together with the Company, the "Paired Entities"), beneficially owning approximately 3.9% of ESA's outstanding shares. Tarsadia and various of its affiliates have been investors and operators in the hospitality and lodging industry for over four decades.

**We are writing to you because we believe the sale of the Company to Blackstone Real Estate Partners ("Blackstone") and Starwood Capital Group ("Starwood") for $19.50 per paired share (the "Sale") is poorly timed and significantly undervalues the Company.** Accordingly, we urge you to use the enclosed **GOLD** proxy card to vote your shares against the Sale at the Company's upcoming Special Meeting of Shareholders (the "Meeting") scheduled to be held on June 8, 2021.

As described more fully in the enclosed proxy statement, we oppose the Sale because we believe:

A Better Future for STAY 1 www.ABetterFutureforSTAY.com

## THE TIMING OF THE SALE IS WRONG

The global COVID-19 pandemic marked a dramatic end to the 2010 to 2019 lodging cycle and struck an enormous blow to the hotel industry, resulting in the largest downturn in Revenue per Available Room ("RevPAR") the sector has ever seen. Now, however, a new cycle is beginning, fueled by the tailwinds of COVID vaccine distribution, pent-up travel demand and fiscal stimulus. These factors are combining to create a tremendously positive backdrop for lodging companies, with industry forecaster STR projecting record-setting increases in demand over the next several years.

Selling to Blackstone and Starwood now would mean existing STAY shareholders would not benefit from the earnings recovery that STAY management has projected between 2020 and 2025. Instead, Blackstone would be the beneficiary of acquiring STAY at the beginning of a lodging cycle recovery for a third time.

**Exhibit 1: Blackstone history of acquiring and selling STAY during the lodging cycle**

| Date | May 2004 | April 2007 | May 2010 | November 2013 | March 2021 |
|---|---|---|---|---|---|
| BX Transaction | Buy | Sell | Buy | Sell | Buy |
| Description | BX Acquires STAY for $19.625 per share | BX sells to Lightstone in M&A process | BX consortium acquires STAY out of bankruptcy | STAY conducts IPO at $20.00 and trades to $23.87 on the first day | BX and Starwood propose acquiring STAY for $19.50 per paired share |
| **Ent. Value** | **$3.0bn** | **$8.0bn** | **$3.9bn** | **$7.8bn** | **$5.8bn** |
| **EBITDA Mult (x)** | **13.1x** | **12.7x** | **14.7x** | **12.9x** | **11.6x** |

2002-2007
Lodging Cycle
2010-2019
Lodging Cycle
New Lodging Cycle
STAY Hotel EBITDA / Key
$12,000
$11,000
$10,000
$9,000
$8,000
$7,000
$6,000
$5,000
$4,000
$3,000
BX Buys
BX Sells
BX Buys
BX Sells
BX Attempts to Buy
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020
2021E
2022E
2023E
2024E
2025E

Historical results through 2020 based on various Company filings, including April 9, 2004 proxy, April 8, 2010 bankruptcy examiner report, annual reports and IPO prospectus. Projections between 2021E and 2025E based on Company's definitive proxy statement filed on April 26, 2021.

A Better Future for STAY
2
www.ABetterFutureforSTAY.com

THE PRICE IS WRONG

The Sale, if completed, would conclude STAY's seven years as a public company at a price below its 2013 IPO price. But what is even more disturbing is that the proposed price is the lowest transaction multiple in the U.S. lodging sector in more than five years, and lower than the multiples of Blackstone's two prior acquisitions of STAY in 2004 and 2010.

**Exhibit 2: Historical U.S. Lodging Acquisition Multiples (EV / NTM EBITDA)**

Prior Acquisitions of STAY by BX
13.1x
14.7x
16.5x
17.8x
17.8x
16.0x
15.9x
20.1x
17.7x
Avg = 17.4x
Current Deal
11.6x

| | May '04 | May '10 | Sept. '15 | Mar. '16 | May '16 | Feb. '18 | May '18 | Oct. '18 | Dec. '18 | Mar. '21 |
|---|---|---|---|---|---|---|---|---|---|---|
| **Target** | STAY | STAY | Strategic Hotels | Strategic Hotels | Morgans Hotels | Hyatt Portfolio | LaSalle | Two Roads | Belmond | ESA |
| **Acquiror** | Blackstone | Blackstone | Blackstone | Anbang Insurance | SBE Ent. Group | Host Hotels | Blackstone | Hyatt Hotels | LVMH | Blackstone |
| **Value ($bn)** | $3.0 | $3.9 | $5.6 | $6.1 | $0.5 | $1.0 | $4.5 | $0.4 | $3.2 | $5.9 |

Source: Belmond proxy filed January 8, 2019, historical transaction multiples provided by Goldman Sachs and J.P. Morgan

Moreover, the Boards tout that they "thoroughly negotiated with Blackstone and Starwood to reach this offer value," noting that Blackstone increased its offer from $17.00 to $19.50 between January 19, 2021 and March 14, 2021. But this increase in nominal price (+15%) actually lagged the average increase in share price that limited-service REITs (+18%) and full-service REITs (+21%) increased over that same time period as the equity markets recognized the new lodging cycle was at hand. In relative terms, the acquisition price *actually decreased* during the negotiations.

A Better Future for STAY
3
www.ABetterFutureforSTAY.com

**Exhibit 3: Share Performance Between January 19, 2021 and March 12, 2021**

15%
18%
21%
13%
STAY Deal Bump
Limited Service REITs
Full Service REITs
C-Corps

Source: Bloomberg.

a) Limited Service REITs include: APLE, CLDT and INN. Full Service REITs include: DRH, HST, PEB, PK, RLJ, SHO and XHR. C-Corps include: CHH, HLT, MAR and WH.

## THE PROCESS WAS INADEQUATE

According to the Company's proxy statement, over the course of the last four years, the Board has only reached out to two possible acquirers other than Blackstone and Starwood. Those discussions never advanced. Goldman Sachs, the financial advisor to the Company, confirmed in its fairness opinion that it did not seek alternative proposals and was not asked to do so by the Board:

> ***"Goldman Sachs was not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, the Paired Entities or any other alternative transaction."***

The utter lack of a competitive process and market test stands in stark contrast to sale processes completed by publicly traded U.S. lodging companies since 2015. In each of those other transactions, the target and its financial advisers proactively contacted between 17 and 180 parties. In fact, when Blackstone ran a sale process for Extended Stay America in 2007, it and its bankers contacted 150 parties.

A Better Future for STAY 4 www.ABetterFutureforSTAY.com

**Exhibit 4: Parties Contacted in Historical Lodging Transactions**

180
150
127
30
20
20
17
0

| | | | | | | | | |
|---|---|---|---|---|---|---|---|---|
| **Ann. Date** | March '21 | Sept. '15 | May '18 | April '17 | March '16 | Dec. '18 | April '07 | May '16 |
| **Target** | Extended Stay America | Strategic Hotels & Resorts | LaSalle Hotel Properties | Felcor Lodging Trust | Starwood Hotels & Resorts | Belmond Ltd. | Extended Stay America | Morgans Hotel Group |
| **Adviser(s)** | GS | JPM | GS, Citi | BCAP, BAML | Citi, Lazard | GS, JPM | BAML, Bear Stearns | MS |
| **Deal Value ($bn)** | $5.9 | $5.6 | $4.5 | $2.5 | $13.0 | $3.2 | $8.0 | $0.6 |

Sources: Definitive merger proxies for each transaction and April 8, 2010 bankruptcy examiner report

If anything, a more diverse set of financial buyers should be interested today in STAY than in prior years and prior processes. With record low interest rates and compressed credit yields, STAY's durable US-dollar denominated free cash flow should be attractive to a broad set of global institutional investors and pension funds. And yet, none were contacted.

## TWO DIRECTORS VOTED AGAINST THE SALE

Two of the directors of ESH, Neil Brown and Simon Turner, voted AGAINST the signing of the Merger Agreement and articulated similar concerns that we have highlighted above. In our experience, it is extremely rare for a Board to approve a significant transaction over the strenuous objection of two independent directors.

We are gravely concerned that these fiduciaries and their views were ignored. Particularly troubling is that Messrs. Brown and Turner have now publicly expressed that "the current management team had not yet had an opportunity to fully impact the results of the Paired Entities and could generate superior value by executing their business plan."

Coming from inside the boardroom, these views create a troubling record and we are exceedingly disturbed that these directors were brushed aside.

A Better Future for STAY
5
www.ABetterFutureforSTAY.com

In late February 2021, on the STAY earnings call, management was optimistic about STAY's future, provided modest estimates for required maintenance and Premier Suites capex, and noted the opportunity for asset sales at accretive prices. Suddenly, with the Sale in hand and after restriking a new, more generous golden parachute package, management has turned sour on the business's prospects. Without any explanation, the capex budget for both maintenance and Premier Suites has ballooned, asset sales are now subject to risks that have led to "concerns" from the Board and the standalone plan is claimed to create little incremental value.

We believe the timing of this about-face is a bit too coincidental.

## THE WAY FORWARD – BETTER ALTERNATIVES EXIST

We believe a standalone STAY can create more value for shareholders. If the transaction is voted down, we intend to propose a full slate of directors that includes our original three nominees to drive STAY's strategy and execution forward for the benefit of all shareholders. We believe that with simply responsible balance sheet optimization and operating discipline alone, STAY can be worth substantially more than $19.50 to its shareholders.

### *Third Parties Weigh In...*

The Deal

April 15, 2021:

Bloomberg

April 14, 2021:

BARRON'S

March 26, 2021:

A Better Future for STAY
6
www.ABetterFutureforSTAY.com

With a credible, independent board, aligned with shareholders, STAY will be able to unlock its full potential via both strong standalone execution and a thorough exploration of all strategic alternatives.

We look forward to speaking with our fellow shareholders over the next month regarding this vote and transaction. For now, we urge our fellow shareholders to send a message to the Company's Boards by voting AGAINST the Sale using the enclosed GOLD proxy card.

STAY Long and Strong.

Sincerely,

Tarsadia Capital

***Third Parties Weigh In...***

**Bloomberg**

March 23, 2021:

**Bloomberg**

March 22, 2021:

A Better Future for STAY

7

www.ABetterFutureforSTAY.com

A Better Future for STAY

***Other Shareholders Agree...***

- SouthernSun Asset Management LLC

- River Road Asset Management LLC

- Hawk Ridge Capital Management

"The offer does fundamentally undervalue the business..." [4]

- Cooke & Bieler LP

"I agree with the dissenting board members and would prefer to see [Extended Stay] continue as a public company." [5]

- Reinhart Partners

1. Bloomberg: Investor Opposition Mounts For Extended Stay's Takeover Plan (March 23, 2021)
2. Bloomberg: Investor Opposition Mounts For Extended Stay's Takeover Plan (March 23, 2021)
3. Bloomberg: Two Extended Stay Shareholders to Vote Against Blackstone Deal (March 22, 2021)
4. Bloomberg: Investor Opposition Mounts For Extended Stay's Takeover Plan (March 23, 2021)
5. Dealreporter: Extended Stay to ramp up engagement; some investor reservations remain (April 16, 2021)

www.ABetterFutureforSTAY.com

Exhibit 3

A Better Future for STAY

How to Vote About Us Shareholder Materials News Contact

Read Our Latest Letter to Shareholders

The proposed sale of Extended Stay America, Inc. ("STAY" or "the Company") to Blackstone Real Estate Partners ("Blackstone" or "BX") and Starwood Capital Group for $19.50 per paired share (the "Sale") does not represent fair value for shareholders, and certainly does not justify ending the Company's existence as a publicly traded company. Tarsadia Capital, LLC opposes the Sale because:

- It's The Wrong Time
- It's The Wrong Price
- It's The Result of an Inadequate Sale Process
- Two Members of the Board of Directors Voted Against the Sale
- Better Alternatives Exist

Blackstone has already purchased STAY twice (2004 and 2010) at the beginning of a lodging cycle and sold at a substantial gain near the end of the lodging cycle after Hotel EBITDA / room had recovered. Don't repeat the mistake of other investors that sold at a discounted price to Blackstone!

Exhibit 4

Extended Stay Directors Oppose Blackstone-Starwood Deal

A pair of directors pile on with shareholder groups with assertions that the $6 billion deal undervalued the company and was ill-timed given a rebound in hotel stocks.

By Nikitha Sattiraju

April 15, 2021 12:37 PM

Two independent Extended Stay America Inc. (STAY) board directors are opposing the hotel owner and operator's $6 billion deal with private equity firms Blackstone Real Estate Partners and Starwood Capital Group LLC.

The directors — Neil Brown and Simon Turner — felt the deal undervalued the company and that the timing was not appropriate given the rebound in hotel stocks, according to a proxy filing on Tuesday, April 13. Brown argued that Extended Stay could "generate superior value" by executing its business plan instead of selling the company.

Charlotte, N.C.-based Extended Stay trades as a paired share with lodging REIT ESH Hospitality Inc. The operating company and the REIT have separate boards, with Brown and Turner serving on the latter.

Under the company's deal with Blackstone and Starwood, a joint venture of the private equity firms will pay $19.50 per paired share in cash. Turner said any price below $20 per paired share is insufficient, according to the filing. He also expressed concerns over the higher termination fee insisted upon by the firms for increasing the price from a previous offer of $19.25 to the agreed-upon $19.50 per paired share.

The directors' resistance to the deal comes amid mounting opposition from Extended Stay shareholders against the transaction for similar reasons. Tarsadia Capital LLC, which owns a 3.9% stake in the company, said in March that the deal "severely undervalues" Extended Stay, urging the hotel owner to focus on asset sales and franchising. Other investors, including Hawk Ridge Capital Management, which owns around a 2% stake in the company, are reportedly planning to vote against the deal as well.

Shareholders are likely expecting a $0.25 to $0.50 per paired share increase to the current offer and will focus on the opposition from Brown and Turner to get the deal "sweetener," Robert W. Baird & Co. senior research analyst Michael Bellisario said in a note on Tuesday.

"We expect to hear more from unsatisfied shareholders in the coming days," Bellisario said.

Extended Stay, for its part, defended the deal saying it offered better value to shareholders compared to the execution of its business plan which would require $750 million in investments over the next three years, or about 20% of the company's projected revenue during that period, it said in a press release on Tuesday.

The company said it considered several strategic alternatives over the past few years, including a separation of its operating company and REIT, previous individual offers from Blackstone, Starwood and undisclosed suitors and a buyout proposal from Tarsadia last year, all of which Extended Stay deemed unattractive.

The hotel owner settled on the deal after much back and forth with Blackstone and Starwood, the filing shows. Blackstone initially offered $17.75 per paired share before revising up the price five times over three months and partnering with Starwood as a co-investor.

The current deal is a 51% premium to Extended Stay's pre-pandemic share price and 11.6 times the company's estimated 2022 Ebitda, according to the press release.

If the deal doesn't go through, it would be a 'lose-lose-lose' for Extended Stay, its shareholders and Blackstone-Starwood, Bellisario said. The company's stock will likely go back to trading in the mid-$16 range per paired share, he added.

Extended Stay's stock was up 0.64% at $19.80 per share Thursday morning.

Two Extended Stay Directors Opposed Blackstone-Starwood Deal

By Scott Deveau

April 14, 2021, 11:16 AM EDT; Updated on April 14, 2021, 12:37 PM EDT

•	Five top shareholders are also against $6 billion transaction
•	Pair of directors say the $19.50-a-share price is insufficient

It turns out it’s not just some of Extended Stay America Inc.’s top shareholders who oppose its proposed $6 billion takeover. Two of the company’s own directors are against it as well.

Extended Stay disclosed in a regulatory filing late Tuesday that while the majority of the board approved the deal with Blackstone Group Inc. and Starwood Capital Group, Neil Brown and Simon Turner opposed it, saying the $19.50-a-share price was insufficient, and below similar transactions in recent years.

They were also concerned about the timing of the deal in light of a recent rebound in hotel stocks, and the potential for further recovery with the U.S. stimulus plan and increasing Covid-19 vaccinations, the filing shows.

Turner was of the belief a transaction below $20 a share was inappropriate, and also was concerned about changes to the termination fee that were made in order for the buyers to raise their bid to $19.50 a share from $19.25, according to the filing.

Extended Stay has two boards, one for the C-Corp and one for the real estate investment trust. Both Brown and Turner sit on the REIT board, according to the company’s website.

The concerns raised by the two directors are similar to those of five top investors who came out against the deal. Tarsadia Capital LLC, Hawk Ridge Capital Management, SouthernSun Asset Management LLC, Cooke & Bieler LP and River Road Asset Management LLC have all said they plan to vote against the transaction.

‘Obviously Inadequate’

“We are dismayed that the board would approve such an obviously inadequate price and shocked that the board did so over the objection of two of its own members,” Tarsadia said in an emailed statement.

Collectively, the investors own roughly 13% of Extended Stay’s outstanding common stock, according to data compiled by Bloomberg.

Representatives for the other opposing investors weren’t immediately available for comment. A representative for Blackstone and Starwood declined to comment.

Extended Stay defended its decision to sell, arguing the deal would provide immediate, certain and compelling value for shareholders.

“The company ran a thorough, rigorous and thoughtful process, which included a careful consideration of the alternatives available,” a spokesperson said in an email Tuesday. “I would note that the company has thoughtful and independent board members, and paid careful attention to the points raised by the two dissenting directors. However, after detailed discussions, the boards ultimately concluded that the immediate cash certainty at a premium to the valuation over multiple time periods was in the best interest of shareholders.”

‘Lose-Lose-Lose’

Michael Bellisario, an analyst with Robert W. Baird & Co., said in a note to clients it was “intriguing” that two board members oppose the transaction, and that shareholders seeking a sweetener are likely to focus on this. But he said a voted-down deal would be a “lose-lose-lose” for investors because the company would likely trade back to $16 a share.

Extended Stay shares have traded above the offer price since March 22. They were up 0.4% to $19.80 at 12:36 p.m. in New York Tuesday, giving the company a market value of $3.5 billion.

Blackstone and Starwood agreed last month to acquire Extended Stay in a 50-50 joint venture in what would be the biggest deal in the hotel industry since Covid-19 decimated the travel business. The filing Tuesday shows that talks between the parties were on and off since 2017, and that at least two other undisclosed potential buyers had expressed interest over the years.

Investor Tarsadia had also discussed numerous investment ideas with Extended Stay beginning in August 2020, including various transactions the company could pursue, the documents show.

Extended Stay Agrees to Be Taken Private. Investors Don’t Like What That Does to the Stock.

By Carleton English

March 26, 2021 4:26 pm ET

Investors see some room for improvement in a deal for Extended Stay America.

Earlier this month, lodging chain Extended Stay (ticker: STAY) said it agreed to be taken private for $6 billion cash by a partnership of Blackstone Group (BX) and private-investment firm Starwood Capital Group. The deal, which values Extended Stay stock at $19.50 apiece, offered a nice premium to recent pandemic trading levels, but is 50 cents a share lower than the company’s initial-public-offering price in November 2013.

Tarsadia Capital, which owns a 3.9% stake in Extended Stay, said on Monday that the deal undervalues shares, particularly since the industry is in the midst of coming out of the worst downturn it’s ever seen. Extended Stay has long been a “disappointment” to investors and Tarsadia nominated three members to its board ahead of the deal announcement to help turn things around. Since then, other investors have spoken out against the deal, according to Bloomberg reports.

On Thursday Extended Stay issued a statement that the deal represented “a compelling and certain return.” Wall Street is less convinced, with shares trading above the recent offer price.

As the economy emerges from pandemic-induced pain, companies and investors alike in troubled industries have been leery of low-ball offers. Recently, office real-estate investment trust Columbia Property Trust (CPX) accused a group of activists of trying to “opportunistically acquire” the company.

In this climate, Extended Stay’s buyers need to register investor disappointment.

Investor Opposition Mounts For Extended Stay’s Takeover Plan

By Scott Deveau

March 23, 2021, 8:00 AM EDT; Updated on March 23, 2021, 10:37 AM EDT

•	SouthernSun, Cooke & Bieler, River Road oppose $ billion deal
•	They join two top-10 shareholders who plan to vote against it

Opposition to Extended Stay America Inc.’s plans to sell itself to Blackstone Group and Starwood Capital Group is mounting with three more sizable shareholders saying they plan to vote against the deal.

SouthernSun Asset Management LLC, Cooke & Bieler LP, and River Road Asset Management LLC said they all plan to oppose the deal because the $6 billion purchase price undervalues the company. They also argue it comes at a time when Extended Stay’s prospects are strong, and have concerns about why the company chose to sell.

Michael Cook, SouthernSun chief executive officer, said in a letter to clients Tuesday that for over 32 years his firm has never before feltcompelled to write a formal letter in opposition to a corporate action in its portfolio. He said the valuation, timing and process around the Extended Stay deal last week were sufficient to prompt it to do so.

“The deal undervalues Extended Stay’s business, is at odds with management’s own assessments, occurs at a profoundly inopportune time relative to the market recovery, and was the product of a flawed and truncated diligence process,” Cook said in the letter, a copy of which was obtained by Bloomberg.

William Weber, a partner and portfolio manager at Cooke & Bieler, said he also opposes the deal. Cooke & Bieler owned a 1.8% stake in Extended Stay at the end of December, according to data compiled by Bloomberg.

“The offer does fundamentally undervalue the business. Covid was clearly a detour for the business but we were very excited about the prospects of finally Extended Stay returning to a net unit growth on a system-wide basis,” Weber said in an interview.

Representatives for Blackstone, Starwood and Extended Stay were not immediately available for comment.

Blackstone and Starwood agreed to acquire Extended Stay last week for $19.50 a share, a 15% premium to where the shares previously closed, in what would be the biggest deal in the hotel industry since the Covid-19 pandemic decimated travel.

Extended Stay rose 0.5% to $19.84 at 10:28 a.m. in New York on Tuesday, giving the company a market value of about $3.5 billion.

Justin Akin, a portfolio manager at River Road, which owns a 3.2% stake in Extended Stay, said he thinks the price is light too, and opposes the deal under its current terms.

“It’s at a discount to any kind of historical M&A transaction in the space. Clearly, they did well during the Covid downturn in terms of occupancy and significantly outperforming peers,” Akin said in an interview. “We’re not against a takeout. We want to see a fair value for it, and we think $19.50 is not that.”

Two of its top-10 investors -- Tarsadia Capital LLC and Hawk Ridge Capital Management -- have already come out against the deal. Collectively, the opposing shareholders hold nearly 13% of the company’s outstanding shares.

SouthernSun owned a 1.9% stake in Extended Stay at the end of December, according to data compiled by Bloomberg. Cook said in the letter he believes Extended Stay has a reasonably clear path forward for the first time since SouthernSun first invested in 2017, after three CEOs, a distracting strategic review, and the pandemic last year.

Cook questioned why the company would sell at a time when the economy is recovering, expectations are high that the lodging industry stands to benefit as Americans get the vaccine, and Extended Stay’s assets sales have resumed. He said he was also concerned the board didn’t solicit other offers and that the transaction includes a clause barring the solicitation of other buyers.

Two Extended Stay Shareholders to Vote Against Blackstone Deal

By Scott Deveau

March 22, 2021, 8:30 AM EDT

Two top-ten holders in Extended Stay America Inc. say they plan to vote against its proposed takeover by Blackstone Group Inc. and Starwood Capital Group, arguing the $6 billion offer undervalues the lodging company.

Tarsadia Capital LLC, which owns roughly a 3.9% stake in Extended Stay, said in a letter to shareholders Monday it not only believes the price is wrong but the timing is off as the travel industry begins its recovery from the pandemic. The family office said it was concerned Extended Stay rushed the deal because Tarsadia had nominated three directors to its board and believes there is more value to be created on a standalone basis.

“Perhaps this disappointing transaction is the result of the incumbent board attempting to sidestep accountability for the company’s many years of underperformance right before the start of a proxy contest,” the firm said in the letter, a copy of which was obtained by Bloomberg. “Regardless, one thing is clear: with clear line of sight to greater results and a bright future, selling for a paltry price is not the best outcome for shareholders.”

Tarsadia is not alone in its views.

Another top-ten holder, Hawk Ridge Capital Management, which owns roughly a 2% stake in Extended Stay, plans to vote against the deal as well. David Brown, Hawk Ridge founder, said he was disappointed by what he called a “tiny premium,” given his belief that the company was well positioned to take advantage of the turnaround in the industry. He said he believed that management was on the right path.

“I understand why the buyers want to buy it,” Brown said in an interview. “It’s a big question mark why the board decided to go down this path.”

Tarsadia’s nominees included the former chief executive officer of Choice Hotels, Stephen Joyce, Ross Bierkan, former CEO of RLJ Lodging Trust, and Michael Leven, the former president of Las Vegas Sands.

Representatives for Blackstone, Starwood and Extended Stay were not immediately available for comment.

Blackstone and Starwood agreed to acquire Extended Stay last week for $19.50 a share, a 15% premium to where the shares previously closed, in what would be the biggest deal in the hotel industry since the Covid-19 pandemic decimated the travel business. The merger documents show that Blackstone signed a confidentially agreement on Feb. 10, just five weeks before the deal was announced, while Starwood signed its own a month later, five days before the deal was announced on March 15.

Tarsadia argues the purchase price is at a significant discount to the average trading multiple of its peers, and is the lowest transaction multiple in the U.S. lodging space in more than five years.

“There is, in our view, no reason to sell now and no reason to sell at this price,” it said.

The firm said Extended Stay will benefit from an upswing in travel, akin to what happened in the years following the lodging recessions of 2001 and 2009. The average three-year total return for lodging stocks following the one-year anniversary of the trough in each of those recessions were 124% and 59% respectively, it noted.

Extended Stay also has plenty of levers it can pull to improve value for shareholders, including selling a significant portion of its portfolio for multifamily and affordable housing conversions at a premium to what Blackstone and Starwood are offering, Tarsadia said. Extended Stay could also grow faster through more aggressive franchising efforts, and its under-levered balance sheet provides another avenue to return capital.

“In short, selling now, before the cyclical upturn and before these operating, asset sale, balance sheet optimization and capital return opportunities are realized, is a massive mistake unless the buyer is paying a significant premium to account for these inherent opportunities,” the firm said.

Tarsadia Capital, LLC (“Tarsadia”), Ravi Bellur, Michael Ching and Vikram Patel (collectively, the “Participants”) have filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and accompanying form of proxy to be used in connection with the solicitation of proxies from the shareholders of the Company for the Special Meeting. All shareholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants, as they contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying GOLD proxy card will be furnished to some or all of the Company’s shareholders and will be, along with other relevant documents, available at no charge on Tarsadia’s campaign website at: www.ABetterFutureForStay.com and the SEC website at http://www.sec.gov/. Information about the Participants and a description of their direct or indirect interests by security holdings is contained in the definitive proxy statement filed by the Participants with the SEC on May 7, 2021. This document is available free of charge on the SEC website.